Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

Thomas C. Burwell Jr.

6210 Ardrey Kell Road

Charlotte, NC 28277

Dear Tom:

This letter is in follow-up to our prior correspondence confirming our agreement that you will separate from employment with NN, Inc. (hereinafter referred to as the “Company”), effective July 12, 2019 (hereinafter referred to as the “Separation Date”). We appreciate your years of service to the Company and wish you all the best in your future endeavors.

To assist you in transitioning, we are offering you additional benefits contained in this Separation Agreement and Release (hereinafter referred to as the “Agreement”).

Regardless of whether you timely sign and return this Agreement, you will receive your normal salary through the Separation Date along with any accrued, unused vacation for the 2019 year through the Separation Date. Both the normal salary amounts and vacation pay will be paid on the next normal Company pay date following the Separation Date.

The additional benefits we are offering you in this Agreement and the promises we are asking for from you in exchange are explained below:

1.

In exchange for and in consideration of all of the promises contained in this Agreement, including, but not limited to, the release of claims by you in this Agreement, the Company agrees to provide you with the following Separation Benefits:

a.

Separation pay equal to thirteen (13) months of your current monthly base salary, less applicable withholdings, payable in twenty-eight (28) equal biweekly installments of Fourteen Thousand Eight Hundred Thirteen Dollars and eighty-two cents ($14,813.82) in accordance with the Company’s normal payroll practices commencing with the first payroll date that is at least eight (8) days after you return the signed Agreement;

b.

Accelerated vesting of the currently unvested NN, Inc. stock options to purchase 7,166 shares of Company common stock awarded to you in 2017 and extending the term to exercise all stock options granted to you (vested and unvested) to July 12, 2021;

c.	Accelerated vesting of the currently unvested NN, Inc. 3,859 restricted shares awarded to Executive in 2017 and 2018;
d.

An additional amount of Twelve Thousand Dollars ($12,000.00) less applicable withholdings to assist with transition from employment paid in twenty-eight (28) equal biweekly installments of Four Hundred Twenty-Eight Dollars and fifty-eight cents ($428.58) in accordance with the Company’s normal payroll practice commencing with the first payroll date that is at least eight (8) days after you return the signed Agreement; and

e.

Transfer of ownership in “as is” condition of the iPad, laptop and mobile phone (and telephone number) currently assigned to you, but with no obligation of the Company to continue service for same with the agreement that an IT professional designated by the Company will remove from each device of all Company related information prior to the transfer of ownership.

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In order to receive the Separation Benefits you must timely sign and return this Agreement;    return to the Company any documents, records, or other property of any nature referenced in Section 4 of this Agreement; submit in writing the information required by Section 5 of this Agreement; comply with all terms of this Agreement; and comply all other contractual obligations you owe to the Company pursuant to the Agreements referenced in Section 16 of this Agreement.

Continuation of all other Company benefits will be at your sole discretion and expense and according to the individual benefit plan terms and conditions, including any conversion from a Company-sponsored life policy to an individual life policy. You will not be eligible to participate in 401(k) plan deferrals or matching after the Separation Date. You will not accrue paid vacation time after the Separation Date.

Further, you acknowledge and agree you are not eligible to participate in the Company Executive Incentive Compensation (EIC) program for 2019 under the terms of the EIC program.

2.

In exchange for the Separation Benefits, you completely release and forever discharge the Company and its affiliates, predecessors, successors, subsidiaries, divisions, assigns, officers, directors, shareholders, physicians, employees, former employees, attorneys, and agents (collectively referred to as “Releasees”), from any and all claims , causes of action, liabilities, costs (including attorney’s fees), obligations, and judgments of any kind in your favor (whether known or unknown) which you now have or may have had at any time in the past arising or resulting from or relating to your employment with the Company or your separation of employment with the Company up through and including the date you sign this Agreement (the “Released Claims”).

The Released Claims shall include, but are not limited to, claims under or based upon Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Rehabilitation Act, the Employee Retirement Income Security Act of 1974 (except for any claim for vested benefits under the terms of any ERISA covered employee benefit plan), the Genetic Information Nondiscrimination Act, the Equal Pay Act, the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act or any state counterparts of any of the aforementioned federal laws, including but not limited to, the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act/Handicapped Persons Protection Act, the Retaliatory Employment Discrimination Act, and the common law of the State of North Carolina; claims for wrongful discharge, breach of contract, retaliation, or any other claims or causes of action emanating from common law or statute arising out of or in any way related to your employment with the Company or your separation of employment with the Company through the date you sign this Agreement. The Released Claims, however, do not include claims that are not waivable by law. For example, nothing in this Agreement limits your ability to: participate in any investigation by, or to file a complaint with, any federal or state administrative agency; to file for unemployment compensation; pursue claims for breach of this Agreement; to file a workers’ compensation claim; or to pursue any claims that arise after the date you sign this Agreement. With respect to any such non-waivable claims, however, you agree to waive your right (if any) to any personal monetary or other recovery as permitted by applicable law.

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3.

You acknowledge and agree that: (a) you have received all pay to which you were entitled during your employment with the Company including payment for any accrued but unused vacation; (b) you do not believe that you are owed unpaid wages, unpaid overtime compensation, or unpaid bonuses and/or other incentives by the Company; and (c) you do not believe that your rights under any state or federal wage and hour laws, including the federal Fair Labor Standards Act (“FLSA”), have been violated during your employment with the Company. You also acknowledge and agree that: (a) you have received all paid and unpaid leave, including benefits under the federal Family and Medical Leave Act and any state counterpart, to which you were entitled during your employment with the Company; (b) you have no pending request for FMLA leave; and (c) you do not believe that your rights under the FMLA have been interfered with or that you have been retaliated against, discriminated against or otherwise mistreated based on any request for leave or based on any illness, condition, or injury to yourself or a family member during your employment with the Company.

4.

You agree that upon the Separation Date, you will deliver to the Company all documents, records, or other property of any nature belonging to the Company in your custody or control. You further agree that the Company has developed confidential information, strategies and programs, which include customer lists, prospects, lists, expansion and acquisition plans, market research, sales systems, marketing programs, computer systems and programs, product development strategies, manufacturing strategies and techniques, budgets, pricing strategies, identity and requirements of national accounts, customer lists, methods of operating, service systems, training programs and methods, other trade secrets and information about the business in which the Company is engaged that is not known to the public and gives the Company an opportunity to obtain an advantage over competitors who do not know of such information (collectively, “Confidential Information”). In performing duties for the Company, you were regularly exposed to and worked with Confidential Information. You acknowledge that such Confidential Information is critical to the Company’s success and that the Company has invested substantial sums of money in developing the Confidential Information. You agree that while employed by the Company and following the Separation Date, you will never reproduce, publish, disclose, use, reveal, show or otherwise communicate to any person or entity any Confidential Information unless specifically directed by the Company to do so in writing or as otherwise may be permitted under this Agreement. You agree that on or before the Separation Date you will return to the Company all documents containing or referring to Confidential Information as may be in your possession or control. As required by Defend Trade Secrets Act of 2016, you are hereby notified that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified that if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the employer’s trade secrets to your attorney and use the trade secret information in the court proceeding you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.

5.

You agree that prior to signing this Agreement on or before the deadline provided below in Section 14, you will submit in writing to Gail Nixon, Senior Vice President & CHRO, the following: (a) a list of all pending and/or threatened legal proceedings of any kind involving or relating to the Company that you became aware of during your tenure with the Company; and (b) a list of any alleged violations of law by the Company that you became aware of during your tenure with the Company.

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6.

You agree to cooperate with the Company by assisting with questions and/or needed information relating to your work with the Company. You also agree to cooperate with the Company and its attorneys in connection with any and all legal matters, lawsuits, investigations or audits involving matters that occurred during your employment with the Company. Such cooperation may include but is not limited to meeting with Company representatives and/or attorneys upon reasonable notice and/or providing truthful and accurate information, testimony and documents. You shall notify the Company promptly if you receive a subpoena or are otherwise required by legal process to provide testimony, documents or information regarding the Company’s business operations or your actions as an employee of the Company.

7.	You agree that you have not sold, transferred or assigned to anyone any of the Released Claims.

8.

You agree that for a period of twenty-four (24) months after the Separation Date you, acting directly or indirectly, or through any other person, firm, or corporation, will not hire, contract with or employ any employee of the Company, and/or any employee of an affiliate or subsidiary of the Company with which you interacted during your employment with the Company (“Restricted Employees”). Further you will not, directly or indirectly or through any other person, firm, or corporation, induce or attempt to induce or influence or attempt to influence any of the Restricted Employees to terminate employment with the Company, affiliate, and/or subsidiary. However, this provision will not apply in the case of the solicitation of your immediate family members.

9.

You agree that for a period of twenty-four (24) months after the Separation Date, you will not, directly or indirectly, or through any other person, firm or corporation (i) be employed by, consult for, have any ownership interest in or engage in any activity on behalf of any company that engages in a Competing Business, as defined herein, or (ii) call on, solicit or communicate with any of the Company’s customers or suppliers (whether actual or potential), for any purpose related to a Competing Business as defined herein. A “Competing Business” is one that engages in the production, sale, or marketing of a product or service that is substantially similar to, or serves the same purpose as, any product or service produced, sold or marketed by the Company or any subsidiary of the Company with which you interacted or about which you gained confidential information during your employment with the Company. The term “customer” or “supplier” means any customer or supplier (whether actual or potential) of the Company or any parent, subsidiary or affiliate of the Company with whom you had business contact during the twenty-four (24) months immediately preceding the Separation Date. Notwithstanding the foregoing, this Section shall not be construed to prohibit you from owning less that five percent (5%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter.

10.

By signing this Agreement, you grant the Company the right to notify any future employer, prospective employer, person or entity concerning the existence of the foregoing restrictive covenants and grant the Company the right to provide a copy of these terms to any such entity or person.

11.

You agree that you will not make any statements, written or verbal, that are derogatory or disparaging concerning the Company, or concerning any current or former directors, officers, or employees of the Company, and the Company similarly agrees that it will not make any statements, written or verbal, that are derogatory or disparaging concerning you or your employment with the Company except as may be otherwise permitted by this Agreement such as communications with legal counsel, pursuant to subpoena or court order, or in the course of pursuing a claim not released in this Agreement.

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12.

You recognize the Company may have no adequate remedy at law for breach by you of any of the agreements and obligations contained herein, and, in the event of any such breach, you agree and consent that the Company shall be entitled to injunctive relief or any other appropriate remedy to enforce performance of such agreements and obligations.

13.	You are hereby advised, and you acknowledge that you have been so advised, to consult with an attorney of your choice at your expense before signing this Agreement.

14.

You have twenty-one (21) calendar days after receipt of this Agreement to sign and return it to Gail Nixon, Senior Vice President & CHRO, at the Company. Should you not sign and return the Agreement by this deadline, the Agreement will become null and void and of no legal effect. In signing below, you expressly acknowledge that you have been afforded at least twenty-one (21) days to consider this Agreement and that your execution of same is with full knowledge of the consequences thereof and is of your own free will. You agree that any change, material or immaterial, to the terms of this Agreement before you sign does not restart the running of the twenty-one (21)-day period. You also understand and agree that you shall not sign this Agreement any earlier than the day immediately following your Separation Date, as defined above. Should you sign and return the Agreement by the deadline, you will still have seven (7) days after signing to change your mind and revoke this Agreement. To revoke this Agreement, you must notify Gail Nixon, Senior Vice President & CHRO, in writing before midnight on the seventh (7th) day after you sign the Agreement of your intent to revoke it. This Agreement will not become effective until the seven (7) day revocation period has expired without receipt of a valid and timely revocation from you.

15.	By signing this Agreement you represent and warrant that:

a.	You have carefully read and understand this Agreement in its entirety;
b.	You acknowledge and agree the Separation Benefits are in addition to anything of value you are entitled to as an employee or former employee of the Company;
c.	You have had a reasonable and adequate opportunity to consider the terms of this Agreement;
d.	You understand its terms;
e.	You voluntarily agree to all the terms and conditions contained herein;
f.	You are signing this Agreement voluntarily and of your own free will; and
g.	You are not suffering from any disability or condition that would render you unable to enter into a contractual agreement.

16.

This Agreement, the 2017 NN, Inc. Incentive Stock Option Agreement, the 2017 and 2018 Restricted Share Award Agreements as amended and the July 21, 2011 Indemnification Agreement constitute the entire agreement existing between you and the Company, and supersede all other prior agreements between you and the Company, its predecessors, or any of the Releasees including, but not limited to, the Amended and Restated Executive Employment Agreement between you and the Company dated September 13, 2012.

17.	This Agreement does not constitute an admission of liability or wrongdoing by either party.

18.

Whenever the word “you” is used in this Agreement, it shall be deemed to include Thomas C. Burwell Jr. your heirs, administrators, or the legal representative of your estate. Whenever the words “the parties” are used in this Agreement, they shall be deemed to include “you” and “the Company,” as defined herein.

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19.	This Agreement inures to the benefit of, and shall be binding upon, the parties and their respective successors and assigns.

20.

In the event that any provision of this Agreement is held to be unenforceable for any reason by a court of competent jurisdiction, the validity of the remaining provisions of this Agreement shall not be affected thereby, and the invalid or unenforceable provision shall be deemed not to be a part of this Agreement. This Agreement shall not be construed strictly for or against you or the Company.

21.

This Agreement and any disputes relating to this Agreement shall be governed and construed in accordance with the laws of the State of North Carolina. You and the Company agree that jurisdiction and venue for any disputes regarding the terms of or enforcement of this Agreement shall exclusively rest with the appropriate State or Federal Court located in Charlotte, North Carolina.

Sincerely,

NN, Inc.

By:	/s/ Richard D. Holder
Richard D. Holder, Chief Executive Officer

Date: July 13, 2019

Employee Acknowledgement:

I agree that I have been advised to consult with an attorney of my choice before signing this Agreement, and acknowledge that I have had an opportunity to ask any questions regarding this agreement before signing it. By my signature below, I acknowledge that I understand and hereby accept the terms of the Agreement set forth above.

/s/ Thomas C. Burwell, Jr.
Thomas C. Burwell Jr.

Date: July 13, 2019

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